Exhibit 5.4

1001 West Fourth Street

Winston-Salem, NC 27101

t 336 607 7300

October 2, 2018

B.A.T Capital Corporation

103 Foulk Road, Suite 120

Wilmington, Delaware 19803

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102-2990

Re: Exchange Offer Pursuant to Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Reynolds American Inc., a North Carolina corporation (“RAI”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-4 (the “Registration Statement”) relating to the public offering by B.A.T Capital Corporation, a Delaware corporation (the “Issuer”), of up to:

i.	$2,250,000,000 aggregate principal amount of the Issuer’s 2.297% notes due 2020;

ii.	$2,250,000,000 aggregate principal amount of the Issuer’s 2.764% notes due 2022;

iii.	$2,500,000,000 aggregate principal amount of the Issuer’s 3.222% notes due 2024;

iv.	$3,500,000,000 aggregate principal amount of the Issuer’s 3.557% notes due 2027;

ANCHORAGE ATLANTA AUGUSTA CHARLOTTE DALLAS DENVER HOUSTON LOS ANGELES NEW YORK RALEIGH SAN DIEGO

SAN FRANCISCO SEATTLE SHANGHAI SILICON VALLEY STOCKHOLM TOKYO WALNUT CREEK WASHINGTON WINSTON-SALEM

v.	$2,500,000,000 aggregate principal amount of the Issuer’s 4.390% notes due 2037;

vi.	$2,500,000,000 aggregate principal amount of the Issuer’s 4.540% notes due 2047;

vii.	$1,000,000,000 aggregate principal amount of the Issuer’s floating rate notes due 2020; and

viii.	$750,000,000 aggregate principal amount of the Issuer’s floating rate notes due 2022 (the securities referenced in nos. i through viii being collectively referred to as the “New Notes”);

and the related guarantee thereof by each of the guarantors, including RAI (such guarantee of RAI, the “RAI Guarantee”). The New Notes and the guarantees thereof will be issued pursuant to an indenture dated as of August 17, 2017, as amended by the first supplemental indenture thereto dated as of September 28, 2018 (as so supplemented, the “Indenture”), among the Issuer, the guarantors (including RAI), Wilmington Trust, National Association, as trustee, and Citibank, N.A., London Branch, as authentication agent, paying agent, transfer agent, registrar and calculation agent. The RAI Guarantee is set forth in the Indenture. The New Notes and guarantees are to be issued in exchange for a like principal amount of the Issuer’s currently outstanding 2.297% notes due 2020, 2.764% notes due 2022, 3.222% notes due 2024, 3.557% notes due 2027, 4.390% notes due 2037, 4.540% notes due 2047, floating rate notes due 2020 and floating rate notes due 2022 and related guarantees that are not registered under the Securities Act.

In rendering the opinions set forth herein, we have only examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the Amended and Restated Articles of Incorporation of RAI filed with the North Carolina Secretary of State on July 25, 2017; (ii) the Second Amended and Restated Bylaws of RAI; (iii) the unanimous written consent of the board of directors of RAI dated August 2, 2017, and (iv) the certificate of existence of RAI issued by the North Carolina Secretary of State dated September 28, 2018 (the “Certificate of Existence”). As to any facts relevant to our opinions, we have relied upon certificates of officers of RAI.

In our examination, we have assumed the legal capacity of all natural persons, the incumbency of all persons designated as officers, directors or similar representatives of legal persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have further assumed that the parties thereto (other than RAI) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:

1.	RAI is a corporation in existence under the laws of the State of North Carolina.

2.	RAI has the corporate power to enter into and perform its obligations under the RAI Guarantee.

3.	RAI has authorized the execution, delivery and performance of the RAI Guarantee by all necessary corporate action.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to RAI, the issuance of New Notes or both. Without limitation, we express no opinion regarding the enforceability of the RAI Guarantee. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein. In rendering our opinion numbered 1 above, we have relied solely upon the Certificate of Existence.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of the Securities Act. This opinion may not be relied upon for any other purpose, except that Cravath, Swaine & Moore LLP may rely upon it in connection with the filing of its own opinion as to the New Notes and related guarantees as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP